Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aclarion, Inc. (fla Nocimed, Inc.)

San Mateo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement Amendment on Form S-1/A (No. 333-262026), of Aclarion, Inc. (fka Nocimed, Inc.) of our report dated March 3, 2022 relating to the financial statements at and for the years ended December 31, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

March 31, 2022